EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT

               THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into as of July 1, 2004, by and between Bionovo, Inc., a Delaware corporation (the "COMPANY"), and Isaac Cohen ("EXECUTIVE"). The parties agree as follows:

1. START DATE; TERM. This Agreement will be effective as of the date of this Agreement, and the Executive's "TERM OF EMPLOYMENT" (as defined below) will commence as of the date of this Agreement (the "START DATE").

2.   POSITION AND DUTIES.

          A. POSITION; DUTIES. The Company employs Executive as ACTING CHIEF EXECUTIVE OFFICER AND CHIEF SCIENTIFIC OFFICER (the "POSITION") commencing as of the Start Date for the TERM OF EMPLOYMENT. Executive shall have the powers and shall perform the services and duties that are customarily associated with the Position (the "COMPANY MATTERS"). Executive shall comply with the Company's policies and rules, as they may be in effect from time to time during the Term of Employment with the Company. Executive agrees to devote substantially all of Executive's time, energy and ability to the business of the Company. Executive may devote such time that the Executive deems appropriate for managing Executive's own investment portfolio and may with the consent of the Company be a member of the Board of Directors of non-profit, civic or charitable organizations so long as it does not materially interfere or conflict with the Position. Executive shall not engage in any conduct that is actually in direct conflict with the essential enterprise-related interests of the Company or its affiliates for which Executive performs services, and Executive acknowledges and agrees that a breach of this provision will cause a material and substantial disruption of the Company's or its affiliates' business. Executive shall perform the duties assigned to Executive to the best of Executive's ability and in the best interests of Company. Executive, in Executive's capacity as an employee and officer of the Company, will report to, and be responsible to and obey the reasonable and lawful directives of, the Board of Directors of the Company (the "BOARD"). Notwithstanding the foregoing, Executive's Position will not be changed, and Executive's duties will not be materially reduced, without the consent of Executive except (i) pursuant to a termination as set forth in SECTION 5 or (ii) to another senior executive officer level position of the Company, with senior executive officer level responsibilities, as determined by the Board.

          B. PRINCIPAL EXECUTIVE OFFICES. Executive's principal executive office will be located in EMERYVILLE, CALIFORNIA and WILL NOT BE MOVED WITHOUT THE WRITTEN CONSENT OF EXECUTIVE.

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3.   COMPENSATION.

          A. BASE SALARY. The Company will pay to Executive a base salary at the annual rate of $180,000, less standard withholding and authorized deductions, in accordance with the Company's regular payroll policies. The Company agrees that such salary will be reviewed annually by the Board and, if appropriate, will be increased therefrom. Executive's annual salary, as set forth in this SECTION 3(A) or as it may be increased from time to time as set forth herein, will be referred to hereinafter as the "BASE SALARY." At no time during the Term of Employment will Executive's Base Salary be decreased from the amount of the Base Salary then in effect without Executive's written consent.

          B. BONUS. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive will be eligible to receive annual bonuses in cash and/or options to purchase common stock of the Company to the extent, if any, awarded by the Board in its sole discretion (the "BONUS").

          C. STOCK OPTIONS. The Company will grant stock options to Executive under the Company's stock incentive plan (the "PLAN") to purchase shares of common stock of the Company as determined by the discretion of the Board and subject to the terms and conditions of the Plan and an option agreement between the Company and Executive.

4.   BENEFITS. During the Term of Employment:

          A. BENEFITS. Executive will be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time, and Executive will be entitled to receive such other fringe benefits as may be granted to Executive from time to time by the Board.

          B. VACATION; SICK DAYS. Executive will accrue vacation benefits at the rate of four weeks of paid vacation per calendar year up to a maximum accrual of 10 weeks. If at any time Executive accrues 10 weeks of unused vacation benefits, Executive shall cease accruing any vacation benefits until Executive uses some of Executive's accrued vacation at which point Executive will begin accruing vacation benefits again up to the 10-week maximum. Executive will be eligible for 20 sick days per calendar year. Sick days will not be carried over to the following year, nor will they be paid out upon termination. In addition, during any period that Executive is unable to perform the essential functions of Executive's Position with or without reasonable accommodation as a result of incapacity due to physical or mental illness, Executive will continue to receive Executive's

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               Base Salary, any earned and unpaid Bonus and other benefits provided hereunder, together with all compensation payable to Executive under the Company's disability plan or program or other similar plan during such period, until Executive's employment under this Agreement is terminated pursuant to SECTION 5(D).

          C. FAMILY CARE LEAVE. Executive will be entitled to take a total of 8 work-weeks of paid leave during any 12-month period for one or more of the following: (i) because of the birth of a son or daughter of the Executive and in order to care for such son or daughter, (ii) because of the placement of a son or daughter with the Executive for adoption or foster care, or (iii) in order to care for the spouse, domestic partner, or a son, daughter, or parent, of the Executive, if such spouse, domestic partner, son, daughter, or parent has a Serious Health Condition. The entitlement to leave under this Section for a birth or placement of a son or daughter shall expire at the end of the 12-month period beginning on the date of such birth or placement. Executive may use family care leave under this Section intermittently or on a reduced leave schedule for the purposes set forth in 29 C.F.R. ss. 825.203. Executive shall be entitled, on return from such leave, to be restored by the Company to the position of employment held by Executive when the leave commenced. For purposes of this Section, "Serious Health Condition" means an illness, injury, impairment, or physical or mental condition that involves (i) inpatient care in a hospital, hospice, or residential medical care facility; or (ii) continuing treatment by a health care provider, as such terms are defined in 29 C.F.R. ss. 825.114. The 12-month period is measured on a "rolling" system, backward from the date Executive uses any family care leave.

          D. BUSINESS EXPENSES. The Company will reimburse Executive for reasonable business expenses incurred in performing Company Matters, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, long distance and cellular telephone expenses, and approved professional memberships, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

          E. AUTOMOBILE. The Company will secure a leased vehicle for Executive with an initial down payment of no more than $4,000 and monthly payments that do not exceed $550.

          F. INDEMNIFICATION. Executive will be added as an additional named insured under all liability insurance policies covering any officer or director of the Company in his or her capacity as an officer or director. Company will indemnify Executive in Executive's capacity as an officer or director and hold him harmless from any cost, expense or liability arising out of or relating to any acts or decisions made by Executive on behalf of or in the course of performing Company Matters to the maximum extent provided

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               by the Company's Certificate of Incorporation and Bylaws and by
               applicable law.

5. TERM. As used herein, the phrase "TERM OF EMPLOYMENT" will mean the period commencing on the Start Date and ending three years from the Start Date; [PROVIDED that, unless either the Company or Executive provides at least one (1) month notice to the contrary, the Term of Employment will automatically be extended at the end of each Term of Employment for an additional one (1) year period;] PROVIDED, FURTHER, that the Term of Employment will terminate earlier on the first to occur of any of the events specified in this SECTION 5 (any such date of termination pursuant to this SECTION 5, the "TERMINATION DATE").

          A.   TERMINATION WITHOUT CAUSE OR WITH GOOD REASON.

               (i) Notwithstanding anything to the contrary in this Agreement whether express or implied, the Company may terminate the Term of Employment at any time, for any reason other than Cause (as defined below), Disability (as defined below), or Executive's death, by giving Executive at least [ninety
                    (90)] days' prior written notice of the effective date of termination following any applicable cure period. Executive may terminate the Term of Employment at any time with Good Reason (as defined below) by giving the Company at least [thirty (30)] days' prior written notice and the 30-day cure period set forth below.

               (ii) For purposes of this Agreement, "GOOD REASON" will mean the
                    Company: (1) terminates Executive's employment without Cause, (2) materially reduces or changes Executive's Position or responsibilities without Executive's consent, except as set forth in SECTION 2(A), (3) reduces Executive's Base Salary or materially and adversely affects the working conditions of Executive, or (4) otherwise materially breaches a material term of this Agreement (including without limitation its obligations under SECTION 2 hereof); PROVIDED, HOWEVER, that with respect to the events specified in SUBSECTIONS 5(A)(ii)(2), (3) and (4) the Executive must provide the Company with (a) reasonable written notification of such alleged events, activities or omissions, and (b) 30 days to cure such events, activities or omissions, if curable.

          B. TERMINATION FOR CAUSE. The Company will have the right to terminate Executive's employment at any time for Cause by giving Executive written notice of the effective date of termination (which effective date may, except as otherwise provided below, be the date of such notice). For purposes of this Agreement, "CAUSE" will mean:

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               (i)     theft, forgery, fraud, misappropriation, embezzlement,
                       moral turpitude or other act of material misconduct by Executive against the Company or any of its affiliates;

               (ii) willful and knowing violation by Executive of any rules or regulations of any governmental or regulatory body, which is or could reasonably be expected to be materially injurious to the Company;

               (iii) conviction of Executive of, or plea of guilty or NOLO CONTENDERE by Executive to, a felony or any crime of theft, forgery, fraud, misappropriation, embezzlement, moral turpitude or other act of material misconduct;

               (iv) failure to devote substantially all of Executive's full professional time, attention, energies and abilities to Executive's employment for the Company; PROVIDED, HOWEVER, that Executive must receive (A) reasonable written notification of the Company's intended actions and specifically describing the alleged events, activities or omissions giving rise thereto, and (B) with respect to a breach for which a cure is possible, a reasonable opportunity (of not less than fourteen (14) days) to cure such breach;

               (v) a material violation by Executive of any fiduciary duty owed by Executive to the Company; or

               (vi) any breach by Executive of this Agreement or other agreements between Executive and the Company that causes a material adverse consequence on the business, properties, assets, results of operations, or condition (financial or otherwise) of the Company taken as a whole;

               PROVIDED, HOWEVER, that Executive must receive (A) reasonable written notification of the Company's intended actions and specifically describing the alleged events, activities or omissions giving rise thereto, and (B) with respect to a breach for which a cure is possible, thirty (30) days to cure such breach.

          C. TERMINATION ON ACCOUNT OF DEATH. Upon Executive's death, Executive's employment under this Agreement will terminate immediately.

          D. TERMINATION ON ACCOUNT OF DISABILITY. To the extent not prohibited by The Americans with Disabilities Act of 1990, or the California Fair Employment and Housing Act, or any other applicable law, if, as a result of Executive's physical or mental impairment (as determined in good faith by Executive's physician), Executive is unable to perform the essential functions of the Position with or without reasonable accommodation for more than 12 weeks out of any consecutive 12-month period, then

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               Executive's employment may be terminated for "DISABILITY."
               Thereafter, Executive's benefits will be determined under the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect, in accordance with the terms of such programs.

          E. CONCLUSION OF THE TERM. Upon the conclusion of the Term of Employment, Executive's employment under this Agreement will terminate.

          F.   OBLIGATIONS UPON TERMINATION.

               (i)     If Executive's employment is terminated pursuant to
                       SECTION 5(A)(i), Executive will continue to receive Executive's Base Salary under SECTION 3(A), earn and receive any unpaid Bonus under SECTION 3(B), and accrue vacation benefits under SECTION 4(B), that Executive would have received, earned or accrued during the period commencing on the effective date of such termination and ending six months thereafter (the "SALARY CONTINUATION PERIOD").

               (ii) During the Salary Continuation Period, Executive and Executive's spouse, dependents and beneficiaries, as applicable, will also be entitled to continue at the Company's expense to be covered by all group medical, health and accident insurance or other such health care arrangements at the same coverage level and on the same terms and conditions which applied immediately prior to the effective date of Executive's termination of employment pursuant to this SECTION 5(A), until Executive obtains alternative comparable coverage under another group plan, which coverage does not contain any pre-existing condition exclusions or limitations, but in no event more than six months. At the termination of the benefits coverage under the preceding sentence, Executive and Executive's spouse, dependents and beneficiaries, as applicable, may elect to continue health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and under any other applicable law, to the extent required by such laws, as if Executive had terminated employment with the Company on the date such benefits coverage terminates.

               (iii)   If Executive's employment is terminated pursuant to
                       SECTION 5(B), (C) or (D), upon the Termination Date, the Company shall pay Executive all earned but unpaid compensation (i.e, Base Salary and Bonus), all accrued but unused vacation benefits, and any other benefits that are due as determined by and in accordance with the Company's retirement, insurance, and other compensation and benefit plans and programs then in effect. The Company has no further obligations under this Agreement to Executive.

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6.   CONFIDENTIAL INFORMATION; OWNERSHIP. As a condition of Executive's employment, Executive agrees to and executes the Company's Proprietary Information and Inventions Agreement, which is hereby incorporated by reference as if set forth fully herein.

7. MITIGATION. If Executive's employment is terminated pursuant to SECTION 5(A), Executive will have a duty to mitigate any damages under this Agreement by seeking other comparable employment. If Executive accepts employment elsewhere after termination pursuant to SECTION 5(A), the Company will have the right to offset any amounts paid to Executive from such other employment against any amounts owed to Executive by the Company pursuant to SECTION 5(A) during the Salary Continuation Period.

8. DESIGNATED BENEFICIARY. Upon the death of Executive while in the employ of the Company, or at any time thereafter during which amounts remain payable to Executive under SECTION 5, such payments (other than the right to continuation of welfare benefits) will thereafter be made to such person or persons as Executive may specifically designate (successively or contingently) to receive payments under this Agreement following Executive's death by filing a written beneficiary designation with the Company during Executive's lifetime. Such beneficiary designation will be in such form as may be prescribed by the Company and may be amended from time to time or may be revoked by Executive pursuant to written instruments filed with the Company during Executive's lifetime. Beneficiaries designated by Executive may be any natural or legal person or persons, including a fiduciary, such as a trustee or a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by Executive, if all of the persons so designated die before Executive on the occurrence of a contingency not contemplated in such beneficiary designation, then the amounts payable under this Agreement will be paid to Executive's estate.

9. ARBITRATION. Any controversy or claim arising out of, relating to, or connected with this Agreement, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of, relating in any way to, or connected with Executive's employment or termination of employment, including, for example, any alleged violation of statute, common law or public policy, shall be submitted to final and binding arbitration, to be held in Alameda County, California, before a single arbitrator, in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes, as modified by the terms and conditions contained in this paragraph. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The arbitrator shall issue a written opinion stating the essential findings and conclusions upon which the arbitrator's award is based. The Company will pay the arbitrator's fees and arbitration expenses and any other costs unique to the arbitration hearing (recognizing that each side bears its own deposition, witness, expert and attorneys' fees and other expenses to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim, which affords the prevailing party attorneys' fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party as provided by applicable law. The arbitrator shall resolve any dispute as to who is a prevailing party and/or the reasonableness of any fee or cost.


10. LIMITATION ON CLAIMS. Executive agrees that no claim against the Company will be valid if asserted more than 12 months after termination of employment with the Company, and Executive waives any statute of limitations to the contrary.

11. NAME AND LIKENESS. Executive consents to the use and publication, without further consideration, of Executive's name, picture and image in training and promotional materials and other materials relating to the business of the Company, regardless of whether such use or publication is in the form of printed matter, photographs, audio tape, video tape, computer disk, electronic transmission, or otherwise. Such consent applies both to the use and publication of such items during the Term of Employment with the Company and during a reasonable time thereafter, such reasonable time thereafter to depend upon the nature of the use.

12.  MISCELLANEOUS.

          A. SEVERABILITY. If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement will continue in full force and effect, and the parties agree to limit (and to replace, if necessary) such invalid, illegal, or incapable provision with a provision that accomplishes substantially the same intent but that is limited to the maximum extent permitted by law. By way of clarification but not limitation, the unenforceability or invalidity of any term or provision of this Agreement will not by virtue thereof render any other term or provision contained herein unenforceable or invalid.

          B. CHOICE OF LAW. This agreement will be construed and interpreted in accordance with the internal laws of the State of California.

          C. ASSIGNMENT. The Company may assign this Agreement to any direct or indirect subsidiary or parent of the Company or joint venture in which the Company has an interest, or any successor (whether by merger, consolidation, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company, and this Agreement will be binding upon and inure to the benefit of such successors and assigns. Otherwise, this Agreement may not be assigned without the prior written consent of the other party.

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          D.   NO ABROGATION. Any rights of Executive hereunder will be in addition to any rights Executive may otherwise have under benefit plans, agreements, or arrangements of the Company to which Executive is a party or in which Executive is a participant, including, but not limited to, any Company- sponsored employee benefit plans. Provisions of this Agreement will not in any way abrogate Executive's rights under such other plans, agreements, or arrangements.

          E. NOTICE. All notices (including other communications required or permitted) under this Agreement must be in writing and must be delivered (i) in person; (ii) by registered or certified mail, postage prepaid, return receipt requested; (iii) by a generally recognized courier or messenger service that provides written acknowledgement of receipt by the addressee; or (iv) by facsimile or other generally accepted means of electronic transmission with a verification of delivery. Notices are deemed delivered when actually delivered to the address for notices. Notices must be given to parties at the address set forth below, although any party may furnish, from time to time, other addresses for notices to it.


IF TO EXECUTIVE:                           Isaac Cohen, OMD, LAc
                                           361 La Salle Avenue
                                           Piedmont, CA

IF TO THE COMPANY:                         Bionovo, Inc.
                                           2200 Powell Street, Suite 675
                                           Emeryville, CA 94608
                                           Attention Board of Directors


WITH COPIES TO:                            John A. Laco, Esq.
                                           O'Melveny & Myers LLP
                                           400 South Hope Street
                                           Los Angeles, California 90071

          F. HEADINGS. Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

          G. NO WAIVER. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

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          H.   COUNTERPARTS. This Agreement may be executed in several
               counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. A facsimile signature page will be deemed an original.

          I.   ENTIRE AGREEMENT; AMENDMENT. This Agreement along with the PIIA
               (i) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company, (ii) supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment and the matters contained herein, and (iii) can only be waived, changed or modified pursuant to a written instrument duly executed by each of the parties hereto.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

                                              [EXECUTIVE'S NAME]
                                              --------------------------
                                              Name:
                                                    -----------------


                                              BIONOVO, INC.

                                              By:
                                                  -----------------------
                                              Name
                                                   -------------------------
                                              Title:
                                                     -----------------------